Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE HOUSTON, LONDON and AKRON, OH February 15, 2018

LyondellBasell Announces Entry into a Definitive Agreement to

Acquire A. Schulman, Inc.

Combination creates a premier global provider of Advanced Polymer Solutions

•	Creates an industry-leading compounding business with combined revenue of $4.6 billion[1] and adjusted EBITDA of $446 million[2] over the last 12 months

•	Expects to capture $150 million in run-rate cost synergies within two years, while being accretive to earnings within the first full year following the close, creating significant value for shareholders

•	Doubles the size of LyondellBasell’s existing compounding business and establishes a platform for future growth with reach into additional high-growth markets

•	Complementary strengths and capabilities will provide customers with a full range of innovative products and end-to-end solutions

HOUSTON, LONDON and AKRON, OH Feb. 15, 2018 /PRNewswire/ — LyondellBasell (NYSE: LYB), one of the largest plastics, chemicals and refining companies in the world, and A. Schulman, Inc. (NASDAQ: SHLM), a leading global supplier of high-performance plastic compounds, composites and powders, today announced that they have entered into a definitive agreement under which LyondellBasell will acquire A. Schulman for a total consideration of $2.25 billion. The acquisition builds upon LyondellBasell’s existing platform in this space to create a premier Advanced Polymer Solutions business with broad geographic reach, leading technologies and a diverse product portfolio.

“The acquisition of A. Schulman is a natural extension of our current platform. This combination will allow us to provide our customers with a wider range of innovative solutions while adding the ability to serve high-growth end markets beyond the automotive sector, such as packaging and consumer products, electronics and appliances, building and construction, and agriculture,” said Bob Patel, Chief Executive Officer of LyondellBasell. “By leveraging our proven approach to operational, commercial and business excellence, the combined business will create significant value for our shareholders and customers.”

“This transaction, which provides our shareholders with a compelling, immediate cash premium, represents the culmination of a robust assessment of strategic alternatives undertaken by our Board of Directors,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer of A. Schulman, Inc. “We are delighted to join forces with LyondellBasell, an industry leader we have admired for many years. LyondellBasell not only shares our commitment to meeting customers’ demanding requirements, but with its scale and resources, the combined business will be better positioned to address a broader range of

[1]	Represents LyondellBasell’s Polypropylene Compounding (PPC) business revenues of $2.1 billion for the twelve-month period ended December 31, 2017, plus A. Schulman revenues of $2.5 billion for the twelve-month period ended November 30, 2017. A. Shulman revenue information obtained from publicly available quarterly release data.
[2]

Represents LyondellBasell’s Polypropylene Compounding (PPC) business adjusted EBITDA of $241 million for the twelve-month period ended December 31, 2017, plus A. Schulman adjusted EBITDA of $205 million for the twelve-month period ended November 30, 2017. A. Shulman adjusted EBITDA information obtained from publicly available quarterly release data.

customer needs by integrating across applications and offering customers a wider range of solutions in attractive and growing markets. We also expect this combination to create significant opportunities for A. Schulman employees, whose professionalism and expertise will be integral to advancing LyondellBasell’s vision, values and commitment to making a positive global impact.”

Transaction Terms

Under the terms of the agreement, LyondellBasell will acquire A. Schulman for a total consideration of $2.25 billion. LyondellBasell will purchase 100 percent of A. Schulman common stock for $42 per share in cash and one contingent value right per share and assume outstanding debt and certain other obligations. In addition, the contingent value rights generally will provide a holder with an opportunity to receive certain net proceeds, if any are recovered, from certain ongoing litigation and government investigations relating to A. Schulman’s Citadel and Lucent acquisitions.

LyondellBasell is using cash-on-hand to finance the acquisition. LyondellBasell expects to achieve $150 million in run-rate cost synergies within two years, primarily by leveraging its well-established approach to cost discipline and productivity, as well as its culture of operational, business and commercial excellence. Further, the acquisition is expected to be accretive to earnings within the first full year following close.

The combined businesses had revenues of $4.6 billion and adjusted EBITDA of $446 million over the last 12 months.

The proposed acquisition, which has been unanimously approved by the respective boards of LyondellBasell and A. Schulman, is subject to customary closing conditions, including regulatory approvals and approval by A. Schulman shareholders. The acquisition is expected to close in the second half of 2018.

More information on the transaction can be found at www.LyondellBasell.com/AdvancedPolymerSolutions

Shearman & Sterling LLP is serving as LyondellBasell’s legal counsel, while J.P. Morgan and Dyal Co. are serving as co-financial advisors. Skadden, Arps, Slate, Meagher & Flom LLP is serving as A. Schulman’s legal counsel, while Citigroup Global Markets, Inc. is serving as financial advisor.

Conference Call

LyondellBasell will host a conference call on Thursday, February 15, 2018, at 8:45 a.m. EST. Participants on the call will include Chief Executive Officer Bob Patel, Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides that accompany the call will be available at https://www.LyondellBasell.com/investorevents

A replay of the call will be available from 2:00 p.m. EST February 15, 2018, until March 18, 2018, at 12:59 a.m. EST. The replay dial-in numbers are 800-879-5513 (U.S.) and 402-220-4734 (toll). The passcode for each is 4587.

About LyondellBasell

LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,000 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world’s largest licensor of polyolefin technologies. In 2018, LyondellBasell was named to Fortune magazine’s list of the “World’s Most Admired Companies.” More information about LyondellBasell can be found at www.LyondellBasell.com.

About A. Schulman

A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds, composites and resins headquartered in Akron, Ohio. Since 1928, the company has been providing innovative solutions to meet its customers’ demanding requirements. The company’s customers span a wide range of markets, such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The company employs approximately 5,100 people and has 54 manufacturing facilities globally. Additional information about

A. Schulman can be found at www.aschulman.com.

Information Related to Financial Measures

This presentation makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented for LyondellBasell include adjusted EBITDA. Adjusted EBITDA, as presented for LyondellBasell Polypropylene Compounding (PPC) business, is calculated based upon a standard inventory costing methodology. For GAAP purposes, we present EBITDA for our Olefins and Polyolefins Americas segment, which includes PPC based upon last-in, first-out (LIFO) inventory costing methodology. To date, we have not allocated a ‘LIFO effect’ to PPC as it is not available. As such, we are unable to provide a quantitative reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure. We calculate PPC Adjusted EBITDA in this presentation as income from continuing operations, with cost of goods sold valued at standard cost, plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. Adjusted EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. Adjusted EBITDA, as presented herein, may not be comparable to similarly titled measures of A. Schulman or as reported by other companies due to differences in the way the measure is calculated.

Cautionary Note Regarding Forward-looking Statements

The statements in this communication relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2016, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

Additionally, this communication includes forward-looking statements relating to the proposed merger between LyondellBasell and A. Schulman, Inc. (“Schulman”), including financial estimates and statements as to the expected timing, completion and effects of the proposed merger. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company’s plans, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of LyondellBasell and Schulman and are subject to significant risks and uncertainties outside of our control. Actual results could differ materially based on factors including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the risk that Schulman shareholders may not adopt the Merger Agreement, the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, failure to realize the benefits expected from the proposed merger and the effect of the announcement of the proposed merger on the ability of LyondellBasell and Schulman to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally. Discussions of additional risks and uncertainties are contained in LyondellBasell’s and Schulman’s filings with the Securities and Exchange Commission. Neither LyondellBasell nor Schulman is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this communication are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between LyondellBasell and Schulman. In connection with the proposed transaction, Schulman plans to file a proxy statement with the SEC. SHAREHOLDERS OF SCHULMAN ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT SCHULMAN WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. Shareholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by Schulman at the SEC’s web site at www.sec.gov. Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, from Schulman’s website, aschulman.com, under the heading “Investors” or by contacting Schulman’s Investor Relations at 330-668-7346 or jennifer.beeman@aschulman.com.

Participants in the Solicitation

LyondellBasell, Schulman, their directors, executive officers and certain employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding LyondellBasell’s directors and executive officers is available in its proxy statement filed with the SEC on April 6, 2017. Information regarding Schulman’s directors and executive officers is available in its proxy statement filed with the SEC on October 27, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

Contacts

LyondellBasell

Michael Waldron

Vice President, Global Corporate Communication

LyondellBasell

1221 McKinney Street, Suite 300

Houston, Texas 77010 USA

Office: +1-713-309-3312

Michael.Waldron@lyondellbasell.com

www.lyondellbasell.com

A. Schulman

Jennifer K. Beeman

Vice President, Corporate Communications & Investor Relations

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Tel: +1-330-668-7346

Email: Jennifer.Beeman@aschulman.com

www.aschulman.com

Or

James Golden / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

+1- 212-355-4449